Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
RREEF Property Trust, Inc.:

We consent to the use of:

i.     Our report dated March 8, 2019, with respect to the consolidated balance sheets of RREEF Property Trust, Inc. and subsidiaries (collectively, the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related financial statement schedule III, Real Estate and Accumulated Depreciation, which report appears in RREEF Property Trust, Inc.'s Annual Report on Form 10-K for the period ended December 31, 2018 dated March 8, 2019;

ii.    Our report dated March 5, 2019 related to the historical summary of gross income and direct operating expenses of Elston Plaza for the year ended December 31, 2017 included in the Current Report on Form 8-K/A filed with the SEC on March 5, 2019;

iii.   Our report dated August 10, 2018 related to the combined historical summary of gross income and direct operating expenses of Miami Industrial Properties for the year ended December 31, 2017 included in the Current Report on Form 8-K/A filed with the SEC on August 10, 2018; and

iv.   Our report dated November 8, 2019 related to the historical summary of gross income and direct operating expenses of Providence Square for the year ended December 31, 2018, which report appears in the Current Report on Form 8-K/A filed with the SEC on November 8, 2019 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our audit report covering the December 31, 2018 consolidated financial statements of RREEF Property Trust, Inc. noted in (i) above refers to the accounting change in the fair value of investments in marketable securities. Our reports related to (ii), (iii), and (iv) above refer to the fact that those statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of revenues and expenses.
/s/ KPMG LLP

San Francisco, California
January 2, 2020